JOHN HANCOCK FUNDS1

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Overall Role and Responsibility

The Nominating and Governance Committee (the “Committee”) of each of the Trusts shall (1) make determinations and recommendations to the Board of Trustees (the “Board”) regarding issues related to (a) the composition of the Board and (b) corporate governance matters applicable to the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of any of the Trusts, or of any Fund’s investment adviser, subadviser or principal underwriter and who are “independent” as defined in the rules of the New York Stock Exchange (“NYSE”) (the “Independent Trustees”) and (2) discharge such additional duties, responsibilities and functions as are delegated to it from time to time.

Membership

The Nominating and Governance Committee (the “Committee”) shall be composed of all of the Independent Trustees of the Board. One member of the Committee shall be appointed by the Board as Chair of the Committee. The chair shall be responsible for leadership of the Committee, including scheduling meetings or reviewing and approving the schedule for them, preparing agendas or reviewing and approving them before meetings, presiding over meetings of the Committee and making reports to the full Board, as appropriate.

Structure, Operations and Governance

Meetings and Actions by Written Consent. The Committee shall meet as often as required or as the Committee deems appropriate, with or without management present. Meetings may be called and notice given by the Committee chair or a majority of the members of the Committee. Members may attend meetings in person or by telephone. The Committee may act by written consent to the extent permitted by law and the Funds’ governing documents. The Committee shall report to the Board on any significant action it takes not later than the next following Board meeting.

Required Vote and Quorum. The affirmative vote of a majority of the members of the Committee participating in any meeting of the Committee at which a quorum is present is necessary for the adoption of any resolution. At least a majority of the Committee members present at the meeting in person or by telephone shall constitute a quorum for the transaction of business.

1 “John Hancock Funds” includes each trust and series thereof listed in Appendix A, as may be amended from time to time (each individually, a “Trust,” and collectively, the “Trusts,” and each series thereof, a “Portfolio” or “Fund,” and collectively, the “Portfolios” or “Funds”).

Delegation to Subcommittees. The Committee may delegate any portion of its authority to a subcommittee of one or more members.

Appropriate Resources and Authority. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other advisers, experts or consultants, at the Funds’ expense, as it determines necessary or appropriate to carry out its duties and responsibilities. In addition, the Committee shall have direct access to such officers of and service providers to the Funds as it deems desirable.

Review of Charter. The Committee Charter shall be approved by at least a majority of the Independent Trustees of the Trust. The Committee shall review and assess the adequacy of this Charter periodically and, where necessary or as it deems desirable, will recommend changes to the Board for its approval. The Board may amend this Charter at any time in response to recommendations from the Committee or on its own motion.

Executive Sessions. The Committee may meet privately and may invite non-members to attend such meetings. The Committee may meet with representatives of the Investment Management Services department of the Funds’ advisers, internal legal counsel of the Funds’ advisers, members of the John Hancock Funds Risk & Investment Operations Committee (the “RIO Committee”) and with representatives of the Funds’ service providers, including the subadvisers, to discuss matters that relate to the areas for which the Committee has responsibility.

Specific Duties and Responsibilities

The Committee shall have the following duties and powers, to be exercised at such times and in such manner as the Committee shall determine:

1.

Except where a Trust is legally required to nominate individuals recommended by another, to identify individuals qualified to serve as Independent Trustees of the Trusts, and to consider and recommend to the full Board nominations of individuals to serve as Trustees.

2.

To consider, as it deems necessary or appropriate, the criteria for persons to fill existing or newly created Trustee vacancies. The Committee shall use the criteria and principles set forth in Annex A to guide its Trustee selection process.

3.	To consider and recommend changes to the Board regarding the size, structure, and composition of the Board.

4.	To evaluate, from time to time, and determine changes to the retirement policies for the Independent Trustees, as appropriate.

5.	To periodically review the Board’s committee structure and, in collaboration with the Chairs of the various Committees, the charters of the Board’s committees, and recommend to the Board of Trustees changes to the committee structure and charters as it deems appropriate.

6.

To retain and terminate any firm(s) to be used to identify or evaluate or assist in identifying or evaluating potential Independent Board nominees, subject to the Board’s sole authority to approve the firm’s fees and other retention terms.

7.

To consider and determine the amount of compensation to be paid by the Trusts to the Independent Trustees, including the compensation of the Chair of the Board or any Vice-Chair of the Board and of Committee Chairs, and to address compensation-related matters. The Chair of the Board has been granted the authority to approve special compensation to Independent Trustees in recognition of any significant amount of additional time and service to the Trusts provided by them, subject to ratification of any such special compensation by the Committee at the next regular meeting of the Committee.

8.

To coordinate and administer an annual self-evaluation of the Board, which will include, at a minimum, a review of its effectiveness in overseeing the number of Funds in the Fund complex and the effectiveness of its committee structure.

9.	To review the Board Governance Procedures and recommend to the Board of Trustees changes to the Procedures as the Committee deems appropriate.

10.	To report its activities to the full Board and to make such recommendations with respect to the matters described above and other matters as the Committee may deem necessary or appropriate.

Additional Responsibilities

The Committee will also perform other tasks assigned to it from time to time by the Chair of the Board or by the Board, and will report findings and recommendations to the Board, as appropriate.

Last revised: November 19, 2015

ANNEX A

The Committee may take into account a wide variety of factors in considering Trustee candidates, including (but not limited to) the criteria set forth below. The Committee may determine that a candidate who does not satisfy these criteria in one or more respects should nevertheless be considered as a nominee if the Committee finds that the criteria satisfied by the candidate and the candidate’s other qualifications demonstrate the appropriate level of fitness to serve.

General Criteria

1.	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, and such other personal characteristics as a capacity for leadership and the ability to work well with others.

2.	Nominees should have business, professional, academic, financial, accounting or other experience and qualifications which demonstrate that they will make a valuable contribution as Trustees.

3.	Nominees should have a commitment to understand the Funds, and the responsibilities of a trustee/director of an investment company and to regularly attend and participate in meetings of the Board and its committees.

4.	Nominees should have the ability to understand the sometimes conflicting interests of the various constituencies of the Funds, including shareholders and the investment adviser, and to act in the interests of all shareholders.

5.	Nominees should not have, nor appear to have, a conflict of interest that would impair their ability to represent the interests of all the shareholders and to fulfill the responsibilities of a trustee.

6.	Nominees should have experience on corporate or other institutional bodies having oversight responsibilities.

It is the intent of the Committee that at least one Independent Trustee be an “audit committee financial expert” as that term is defined in Item 3 of Form N-CSR.

Application of Criteria to Current Trustees

The re-nomination of current Trustees should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above based on, among other things, the current Trustee’s contribution to the Board and any committee on which he or she serves.

Review of Nominations

1.	The Committee believes that it is in the best interests of each Trust and its shareholders to obtain highly-qualified candidates to serve as members of the Board.

2.

In nominating candidates who would be Independent Trustees, the Committee believes that no particular qualities or skills nor any specific minimum qualifications or disqualifications are controlling or paramount. The Committee shall take into consideration any such factors as it deems appropriate. These factors may include (but are not limited to) the person’s character, integrity, judgment, skill, diversity and experience with investment companies and other organizations of comparable purpose, complexity and size and subject to similar legal restrictions and oversight; the interplay of the candidate’s experience with the experience of other Board members; and the extent to which the candidate would be a desirable addition to the Board and any Committees thereof. Other factors that the Committee may take into consideration include a person’s availability and commitment to attend meetings and perform his or her responsibilities; whether or not the person has or had any relationships that might impair or appear to impair his or her independence, such as any business, financial or family relationships with Fund management, the investment adviser and/or any subadviser of the Funds, as applicable, Fund service providers, or their affiliates or with Fund shareholders. The Committee will strive to achieve a group that reflects a diversity of experiences in respect of industries, professions and other experiences, and that is diversified as to gender and race.

3.

While the Committee is solely responsible for the selection and recommendation to the Board of Independent Trustee candidates, the Committee may consider nominees recommended by any source, including shareholders, management, legal counsel and Board members, as it deems appropriate. The Committee may retain a professional search firm or a consultant to assist the Committee in a search for a qualified candidate. Any recommendations from shareholders shall be directed to the Secretary of the relevant Trust at such address as is set forth in the Trust’s disclosure documents. Recommendations from management may be submitted to the Committee Chair. All recommendations shall include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Board members and as specified in the relevant Trust’s By-Laws, and must be accompanied by a written consent of the proposed candidate to stand for election if nominated for the Board and to serve if elected by shareholders.

4.

Any shareholder nomination must be submitted in compliance with all of the pertinent provisions of Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered by the Committee. In evaluating a nominee recommended by a shareholder, the Committee, in addition to the criteria discussed above, may consider the objectives of the shareholder in submitting that nomination and whether such objectives are consistent with the interests of all shareholders. If the Board determines to include a shareholder’s candidate among the slate of its designated nominees, the candidate’s name will be placed on the Trust’s proxy card. If the Board determines not to include such candidate among its designated nominees, and the shareholder has satisfied the requirements of Rule 14a-8, the shareholder’s candidate will be treated as a nominee of the shareholder who originally nominated the candidate. In that case, the candidate will not be named on the proxy card distributed with the Trust’s proxy statement.

5.

As long as a current Independent Trustee continues, in the opinion of the Committee, to satisfy the criteria listed above, the Committee generally would favor the re-nomination of a current Trustee rather than a new candidate. Consequently, while the Committee will consider nominees recommended by shareholders to serve as trustees, the Committee may only act upon such recommendations if there is a vacancy on the Board, or the Committee determines that the selection of a new or additional Trustee is in the best interests of the relevant Trust. In the event that a vacancy arises or a change in Board membership is determined to be advisable, the Committee will, in addition to any shareholder recommendations, consider candidates identified by other means as discussed in this Annex A.

6.

With respect to candidates for Independent Trustee, a biography of each candidate shall be acquired and shall be reviewed by counsel to the Independent Trustees and counsel to the Trust to determine the candidate’s eligibility to serve as an Independent Trustee.

7.	The Committee may from time to time establish specific requirements and/or additional factors to be considered for Independent Trustee candidates as it deems necessary or appropriate.

8.	After its consideration of relevant factors, the Committee shall present its recommendation(s) to the full Board for its consideration.

Fund Trust
Appendix A	John Hancock Funds II
John Hancock Funds III
List of John Hancock Fund Trusts	John Hancock Investment Trust
John Hancock Investment Trust
II
John Hancock	John Hancock Investment Trust
Bond Trust	III
John Hancock	John Hancock Municipal
California Tax-	Securities Trust
Free Income Fund	John Hancock Sovereign Bond
John Hancock	Fund
Capital Series	John Hancock Strategic Series
John Hancock	John Hancock Variable Insurance
Collateral Trust	Trust
John Hancock	John Hancock Financial
Current Interest	Opportunities Fund
John Hancock	John Hancock Floating Rate
Exchange-Traded	High Income Fund

John Hancock
Emerging
Markets Income
Fund
John Hancock
Hedged Equity &
Income Fund
John Hancock
Income Securities
Trust
John Hancock
Investors Trust
John Hancock
Preferred Income
Fund
John Hancock
Preferred Income
Fund II
John Hancock
Preferred Income
Fund III
John Hancock
Premium
Dividend Fund
John Hancock
Strategic
Diversified
Income Fund
John Hancock
Tax-Advantaged
Dividend Income
Fund
John Hancock
Tax-Advantaged
Global
Shareholder Yield
Fund